Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-134152) on Form S-8 and Registration Statement (No. 333-145587) on Form S-3 of Basin Water, Inc. of our report dated October 31, 2007, relating to our audit of the financial statements for the years ended August 31, 2007 and 2006, respectively.

/s/ RHEA & IVY, PLC

Memphis, TN

November 27, 2007